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                                                                   EXHIBIT 23(D)

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of CoreStates Capital Corp and CoreStates Financial Corp on Form S-3 of the report of Deloitte & Touche dated January 21, 1994, except for Note 17 which is dated March 7, 1994, relating to the consolidated financial statements of Germantown Savings Bank for the year ended December 31, 1993, which appears in the Current Report on Form 8-K of CoreStates Financial Corp dated April 29, 1994 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 13, 1994